Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Record Quarterly Revenue Up 10% Year-over-Year;

Continued Growth in Revenue Contribution from New Programs;

More New Customer Wins and Revenue Diversification

Spokane Valley, WA — November 1, 2011 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended October 1, 2011.

For the first quarter of fiscal 2012, Key Tronic reported total revenue of $69.8 million, up 10% from $63.3 million in the same period of fiscal 2011. Net income for the first quarter of fiscal 2012 was $1.2 million or $0.12 per diluted share, compared to $1.7 million or $0.17 per diluted share for the same period of fiscal 2011.

For the first quarter of fiscal 2012, gross margin was 7% and operating margin was 2%, compared to 9% and 4%, respectively, in the same period of fiscal 2011. As projected, gross margins were impacted this quarter by expenses associated with several steep new program ramps, as well as product mix changes. For the coming quarter, given its anticipated growth and product mix, the Company expects to see its gross margins in the range of 7% to 8%.

“We’re very pleased with our strong growth in revenue for the first quarter of fiscal 2012, driven by the production ramp up for new programs from both new and longstanding customers,” said Craig Gates, President and Chief Executive Officer, “During the quarter, we achieved the highest quarterly revenue in Key Tronic’s history and continued to diversify our future revenue base by winning new programs involving industrial processing equipment, medical devices, military equipment, educational displays and consumer products.

“Moving into the second quarter, we expect continued strong revenue growth and increased earnings. We also see more potential customers recognizing the competitive advantages of our EMS services based in North America. With our unique combination of world-class engineering, global logistics and cost-effective production, we’re increasingly well positioned to continue to capture market share and capitalize on emerging opportunities.”

Business Outlook

For the second quarter of fiscal 2012, the Company expects to report revenue in the range of $75 million to $80 million, and earnings in the range of $0.15 to $0.20 per diluted share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-8609 or +1 480-629-9818. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4476291). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2012. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	October 1, 2011	October 2, 2010
Net sales	$69,761	$63,340
Cost of sales	64,756	57,370

Gross profit on sales	5,005	5,970
Operating expenses:
Research, development and engineering	956	914
Selling, general and administrative	2,434	2,432

Total operating expenses	3,390	3,346

Operating income	1,615	2,624
Interest expense	103	72

Income before income taxes	1,512	2,552
Income tax provision	265	810

Net income	$1,247	$1,742

Earnings per share:
Earnings per common share - basic	$0.12	$0.17
Weighted average shares outstanding - basic	10,418	10,296
Earnings per common share - diluted	$0.12	$0.17
Weighted average shares outstanding - diluted	10,446	10,403

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 1, 2011	July 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$347	$1,232
Trade receivables	48,277	40,350
Inventories	46,728	41,554
Deferred income tax asset	4,689	3,900
Other	3,432	4,549

Total current assets	103,473	91,585

Property, plant and equipment - net	14,757	14,917
Other assets:
Deferred income tax asset	4,947	4,219
Other	516	1,643

Total other assets	5,463	5,862

Total assets	$123,693	$112,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,568	$26,149
Accrued compensation and vacation	3,726	4,436
Current portion of other long-term obligations	771	761
Other	3,107	1,932

Total current liabilities	40,172	33,278

Long-term liabilities:
Revolving loan	11,339	6,000
Deferred income tax liability	1,040	1,542
Other long-term obligations	5,911	3,521

Total long-term liabilities	18,290	11,063

Shareholders’ equity:
Common stock, no par value ( in thousands) - shares authorized 25,000; issued and outstanding 10,447 and 10,399 shares, respectively	41,288	41,014
Retained earnings	26,516	25,269
Accumulated other comprehensive (loss) income	(2,573)	1,740

Total shareholders’ equity	65,231	68,023

Total liabilities and shareholders’ equity	$123,693	$112,364